Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Masonite International Corporation of our report dated March 3, 2011 relating to the consolidated financial statements of Porta Industries, Inc. and Subsidiary as of December 26, 2010 and December 27, 2009, and for each of the three years in the period ended December 26, 2010.

/s/ Baker Tilly Virchow Krause, LLP

Madison, Wisconsin

September 11, 2013